PROSPECTUS Dated June 11, 2002                      Pricing Supplement No. 33 to
PROSPECTUS SUPPLEMENT                       Registration Statement No. 333-83616
Dated June 12, 2002                                       Dated January 24, 2003
                                                                  Rule 424(b)(3)

                                 MORGAN STANLEY
                       GLOBAL MEDIUM-TERM NOTES, SERIES D
        Euro Senior Registered Floating Rate Renewable Notes (Short-Term)

     We will not redeem these Global Medium-Term Notes, Series D (Euro Senior Registered Floating Rate Renewable Notes (Short-Term)) prior to the maturity date other than under the circumstances described under "Description of Notes--Tax Redemption" in the accompanying prospectus supplement.

     The notes described in this pricing supplement are being issued in exchange for Euro 5,000,000 principal amount of Euro Senior Registered Floating Rate Renewable Notes (EXtendible Liquidity Securities) originally issued on October 24, 2000, with respect to which there was no valid election to extend the maturity made during the election period ending January 16, 2003.

     We will apply to the U.K. Listing Authority for the notes to be admitted on the Official List of the London Stock Exchange as soon as practicable following the settlement of the notes subject to meeting the applicable listing requirements.

     The notes are listed on the Luxembourg Stock Exchange.

     We describe the basic features of this type of note in the section called "Description of Notes--Floating Rate Notes" in the accompanying prospectus supplement, subject to and as modified by the provisions described below.

Principal Amount:              Euro 5,000,000

Maturity Date:                 April 24, 2004, or if such day is not a business
                               day, the immediately preceding business day

Settlement Date (Original
    Issue Date):               January 24, 2003

Interest Accrual Date:         January 24, 2003

Issue Price:                   N/A

Specified Currency:            Euros

Redemption Percentage
    at Maturity:               100%

Base Rate:                     EURIBOR

Index Maturity:                Three months

Spread (Plus or Minus):        Plus 0.20% per annum

Spread Multiplier:             N/A

Maximum Interest Rate:         N/A

Minimum Interest Rate:         N/A

Initial Interest Rate:         To be determined on the second TARGET
                               settlement day prior to the original issue date

Initial Redemption Date:       N/A

Initial Redemption
    Percentage:                N/A

Annual Redemption
    Percentage Reduction:      N/A

Optional Repayment
    Date(s):                   N/A

Interest Payment Dates:        Each January 24, April 24, July 24 and October
                               24, commencing April 24, 2003. The final interest payment date for the notes will be the maturity date, and interest for the final interest payment period will accrue from and including the interest payment date immediately preceding such maturity date to but excluding the maturity date.

Interest Payment Period:       Quarterly.  See also "Interest Payment Dates."

Interest Reset Dates:          Each January 24, April 24, July 24 and October
                               24, commencing April 24, 2003

Interest Reset Period:         Quarterly

Interest Determination         The second TARGET settlement day prior to each
    Dates:                     interest reset date

Reporting Service:             Telerate Page 248

Business Days:                 New York, London and TARGET

Principal Paying Agent         JPMorgan Chase Bank (formerly known as The Chase
    and Calculation Agent:     Manhattan Bank), (London Branch)

Agent:                         Morgan Stanley & Co. International Limited

Denominations:                 Euro 100,000

Common Code:                   XS0163403321

ISIN:                          16340332

Other Provisions:              See below

      Terms not defined above have the meanings given to such terms in the accompanying prospectus supplement.

Additional Amounts: The limitation described in the prospectus supplement under
                    "Description of Notes--Payment of Additional Amounts" on Morgan Stanley's obligation to pay additional amounts (i) where the relevant withholding or deduction is imposed on a payment to an individual and is required to be made pursuant to any European Union Directive on the taxation of savings implementing the agreement reached in the ECOFIN Council meeting of 13 December 2001 or any law implementing or complying with, or introduced in order to conform to, such Directive or (ii) by or on behalf of a holder who would have been able to avoid such withholding or deduction by presenting the relevant note or coupon to another paying agent in a member state of the European Union shall not apply. All other limitations on Morgan Stanley's obligation to pay additional amounts set forth under such heading shall continue to apply.








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